EXHIBIT 10.1

Executive Incentive Plan

The Executive Incentive Plan is aimed at recognizing and rewarding the executive leaders who most directly and significantly contribute to the success of the Company.

Valeant’s Executive Incentive Plan is built upon the financial and strategic plan of the Company:

•	It is designed to recognize and reward contributions to Valeant’s success.

•	It provides executives with a powerful incentive to achieve financial and strategic goals.

•	It directly ties pay to performance, based on clearly defined objectives which are approved by the Compensation Committee in advance of the performance year.

Each bonus award depends on the executive’s base salary and grade level, on how well the Company and the executive’s division succeed in meeting their financial goals, and how well the executive individually performs on his or her strategic initiatives.

Eligibility for the Plan

Eligibility for the Executive Incentive Plan is limited to the most senior executives that are in a position to most significantly influence the Company’s performance. As presently constituted, the plan applies to the ten most senior executives.

An Executive must be hired before October 1 of the plan year to be eligible for the current year’s award and must be an employee on the day the award is paid. The Executive must also have a minimum of “meets expectations” on his or her annual performance appraisal.

Generally, participation in the Executive Incentive Plan precludes participation in any other incentive plan, sales compensation plan, or special retention program.

Plan Overview

The Compensation Committee has defined Valeant’s performance goals for this year based on those business strategies and operating plans that drive shareholder value:

For Example:

•	EBITDA,

•	Revenue growth,

•	Earnings Per Share

•	Strategic initiatives (measured using quantitative or key milestones).

To be eligible for an award from the Executive Incentive Plan, an Executive must meet specific goals in these areas. In addition, each Executive’s performance will be weighted differently in different areas, depending on his or her position in the Company and his or her ability to influence and affect particular financial interests. For example, top executives are measured on EPS to most closely align their interests with those of the shareholders.

Performance Measures and Weightings

Each Executive’s award will be based on the following two measures:

•	Financial Performance

•	Strategic Initiatives (SIs)

Financial Performance — The financial goals of the CEO will be approved by the Compensation Committee. The financial goals of the remainder of the Executives will be recommended by the CEO and approved by the Compensation Committee. Financial goals may include revenue, EBITDA, operating expenses, and EPS. The Executive’s position within the Company will determine the weight given to financial and strategic goals. Generally, those Executives most directly linked to profit and loss line responsibility have the greatest weight put on financial goals.

If a financial goal is changed during the course of the fiscal year, and that change is approved, the Executive Incentive Commitment Summary must be updated and approved.

Strategic Initiatives - Strategic initiatives are project based goals; there may be up to five strategic objectives included in an Executive’s Incentive Commitment Summary, each of which may be weighted differently, according to the judgment of the Compensation Committee and the CEO. Specific weighting for each SI should equal the total of the weighting for the SI portion of the award opportunity.

If business events occur which will result in the need to change a Strategic Initiative or replace it for another one, the required Executive Incentive Commitment Summary must also then be updated. Any change must be in writing and approved by the Compensation Committee as to the CEO and approved by the CEO and by the Compensation Committee as to the remaining Executives.

Discretionary Adjustment - On an exception basis, once the formula award has been calculated, the Compensation Committee, upon recommendation of the CEO, may increase (or decrease) an Executive’s award up to 15% either way to recognize special circumstances (the Compensation Committee may similarly adjust the award for the CEO). This adjustment is not made in all instances, must be supportable, and is entirely at the discretion of the Company for special or exceptional circumstances.

How Awards are Determined

To receive an award, an Executive must achieve at least:

•	90% of the financial goal, and/or

•	80% of the Executive’s strategic initiatives.

An Executive is eligible to receive a payout for Strategic Initiatives even if the applicable Financial Goals for such Executive have not been met; provided, however, the Company may cancel the Executive Incentive Program, and not pay any incentive payment to any Executive if it cancels the Executive Incentive Program for all, but not less than all, participants based upon significantly distressed financial performance of the Company.

Because the Executive Incentive Program is meant to reward top performers, the Executive must be performing at an acceptable level. For example, an Executive in the Executive Incentive Program who receives a Below Expectations on his/her Performance Appraisal will not be eligible to receive an incentive payout.

Incentive payments will not be made to participants of a division, unit or function that fails to meet Sarbanes Oxley Section 404 standards.

Awards will range from 0 to 200% of the Executive’s target opportunity, as shown:

Financial Performance / Award Payout Scale
Performance Level	Percent of Target Opportunity Earned
Below 90% of goal	0
90% of goal (threshold)	10%
95% of goal	55%
100% of goal (target)	100%
110% of goal (maximum)	200%

Strategic Initiatives / Award Payout Scale
Performance Level	Percent of Target Opportunity Earned
Below 80% of goal	0
80% of goal (threshold)	50%
100% of goal (target)	100%
120% of goal (maximum)	200%

Awards to the CEO are determined by the Board of Directors, upon recommendation of the Compensation Committee. Awards for the remaining executives are determined by the Compensation Committee upon recommendation of the CEO.

Payout of Awards

Payments are made in cash (paycheck), in local currency, not before the release of year-end results. An Executive’s award is subject to applicable withholdings.

Changes in An Executive’s Employment Status

If an Executive Leaves the Company - If an Executive leaves Valeant during the year, eligibility for the Executive’s award will depend on the reason the Executive is leaving:

Death, Disability, or Retirement - The Executive’s award will be pro-rated based on the number of full months the Executive has been employed during the year. The pro-rated award will be paid at the time Incentive Plan payments are made to all participants.

Other Reasons - If the Manager resigns or is terminated before the awards are paid, the Manager forfeits his or her award.

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